Optinose Announces Appointment of R. John Fletcher to the Board

YARDLEY, Pa., April 26, 2022— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced that it has appointed R. John Fletcher to its Board of Directors as a Class III director.

"We are pleased to welcome John to the Optinose Board of Directors," stated Joe Scodari, Chairman of the Optinose Board of Directors. "His extensive experience with healthcare and medical devices, as well as his more than 30 years of strategy and financing experience across the pharmaceutical and healthcare industry, make him an exceptional candidate to join our Board. Optinose values the input of its stockholders and I would like to thank Kingdon Capital and Velan Capital for their nomination of John."

Adam Morgan, Managing Member of Velan Capital, said, “John is a fantastic addition to the Board who will bring a wealth of experience to help Optinose enhance shareholder value.” John founded Fletcher Spaght Inc. in 1983. He remains active with Fletcher Spaght, advising both the consulting practice and venture capital activities, with analytical insights and creative solutions derived from his years of experience with clients, portfolio companies and the investment community. John works across Fletcher Spaght’s practice groups, with a focus on healthcare. He has interests in devices, specifically in cardiology, cardiac surgery, and orthopedics, as well as in biopharma and healthcare IT.

Prior to founding Fletcher Spaght, John was a Senior Manager at The Boston Consulting Group, advising a broad range of companies in healthcare and high technology industries.

John currently serves as the Chairman of ClearPoint Neuro, Koru Medical, Vyant Bio, and Metabolon. Previously, he served as Chairman of Spectranetics during its turnaround and subsequent sale to Philips N.V.; for this work, he was selected as Director of the Year by the National Association of Corporate Directors. He is Chairman Emeritus of the Corporate Collaboration Council at the Thayer School of Engineering/Tuck School of Business at Dartmouth College and serves on the Board of Advisors of Beth Israel Deaconess Medical Center and the Whitehead Institute at MIT.

John received his MBA from Southern Illinois University, an MS in Finance from CMU and a BBA in Marketing from George Washington University. He was an instructor for courses in international business and a PhD Candidate at the Wharton School of the University of Pennsylvania. He served as a Captain and jet pilot in the U.S. Air Force and continues to be active in aviation.

In connection with Mr. Fletcher’s appointment, the Company entered into a Cooperation Agreement with Kingdon Capital and Velan Capital. The agreement is filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531
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